Exhibit 5.1
LEONARD, O’BRIEN
SPENCER, GALE & SAYRE

Thomas W. Newcome**		Peter J. Sajevic, III☐
Brian F. Leonard+	Attorneys at Law	Todd A. Taylor‡
Eldon J. Spencer, Jr.+	A Professional Association	Chad A. Kelschr†
Michael R. O’Brien‡		Kerry A. Trapp
Edward W. Gale	100 South Fifth Street	Molly M. Gill
Grover C. Sayre, III+¯	Suite 2500
Thomas W. Newcome III*	Minneapolis, Minnesota 55402-1234	Of Counsel
Michelle McQuarrie Colton	Telephone (612) 332-1030	George B. Ingebrand, Jr.
Joseph J. Deuhs, Jr.	Fax (612) 332-2740	Randall L. Seaver
Thomas C. Atmore+
Ernest F. Peake	Internet: www.losgs.com	+ Also admitted in Wisconsin
Matthew R. Burton		☐ Also admitted in Arizona
James M. Jorissen+	April 5, 2006	¯ Also admitted in Iowa
r Also admitted in North Dakota
† Also admitted in Missouri
‡ Qualified Neutral (Rule 114)
* Certified Real Property
Law Specialist
(Minnesota State Bar Association)
**Retired Status
Board of Governors
Agassiz Energy, LLC
Valley Technology Park
510 County Road 71
Crookston, MN 56716
Re:      2006 Registration
Dear Governors:
In connection with the proposed offer and sale of up to 58,500,000 units of the membership interests (the “Membership Units”) of Agassiz Energy, LLC (the “Company”), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:
1.	The Company’s Articles of Organization;

2.	The Company’s Member Control Agreement, as amended;

3.	The Company’s resolutions of the Board of Governors authorizing the issuance of Membership Units; and,

4.	The Company’s Registration Statement, as filed by Agassiz Energy, LLC with the United States Securities and Exchange Commission on April 5, 2006.
In rendering our opinions, we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and, (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and

April 5, 2006
its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions. We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.
The opinions expressed herein shall be effective only as of the date of this opinion letter. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.
Based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be legally issued, fully paid and non-assessable.
We consent to the discussion in the Registration Statement of this opinion and the reference to our firm and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, LEONARD, O’BRIEN SPENCER, GALE & SAYRE, LTD.
/s/ Leonard, O'Brien, Spencer, Gale & Sayre, Ltd.